Exhibit 99.1

American Software Reports Preliminary Second Quarter of Fiscal Year 2019 Results

Subscription Fees Increase 64% for the Quarter and Cloud Services Annual Contract Value Increases 46%

ATLANTA--(BUSINESS WIRE)--November 29, 2018--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter for fiscal year 2019.

Key Second quarter financial highlights:

  Subscription fees were $3.3 million for the quarter ended October 31, 2018, a 64% increase compared to $2.0 million for the same period last year, while Software license revenues were $2.0 million, an 18% decrease compared to $2.4 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Cloud Services Annual Contract Value (ACV) increased approximately 46% to $14.5 million as of the quarter ended October 31, 2018 compared to $9.9 million as of the same period of the prior year.
  Total revenues for the quarter ended October 31, 2018 were $28.0 million, an increase of 6% over the comparable period last year.
  Recurring revenue streams for Maintenance and Cloud Services were 53% of total revenues in the quarter ended October 31, 2018 compared to 49% in the same period of the prior year.
  Maintenance revenues for the quarter ended October 31, 2018 increased 7% to $11.6 million compared to $10.8 million for the same period last year.
  Professional services and other revenues for the quarter ended October 31, 2018 were $11.1 million compared to $11.0 million for the same period last year.
  Operating earnings for the quarter ended October 31, 2018 decreased 53% to $1.5 million compared to $3.2 million for the same period last year.
  GAAP net earnings for the quarter ended October 31, 2018 decreased 50% to $1.2 million or $0.04 per fully diluted share compared to $2.5 million or $0.08 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2018, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $2.2 million or $0.07 per fully diluted share compared to $3.0 million or $0.10 per fully diluted share for the same period last year.
  EBITDA decreased by 25% to $3.4 million for the quarter ended October 31, 2018 compared to $4.6 million for the same period last year.
  Adjusted EBITDA decreased by 23% to $3.9 million for the quarter ended October 31, 2018 compared to $5.0 million for the quarter ended October 31, 2017. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2019 year to date financial highlights:

  Subscription fees were $6.5 million for the six months ended October 31, 2018, a 78% increase compared to $3.7 million for the same period last year, while software license revenues were $3.7 million, a 43% decrease compared to $6.5 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Total revenues for the six months ended October 31, 2018 increased by 4% to $55.4 million compared to $53.2 million for the same period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 53% of total revenues for the six month period ended October 31, 2018 compared to 48% in the same period of the prior year.
  Maintenance revenues for the six months ended October 31, 2018 were $23.1 million, a 7% increase compared to $21.7 million for the same period last year.
  Professional services and other revenues for the six months ended October 31, 2018 increased 3% to $22.1 million compared to $21.4 million for the same period last year.
  For the six months ended October 31, 2018, the Company reported operating earnings of approximately $2.1 million compared to $6.9 million for the same period last year, a 69% decrease.
  GAAP net earnings were approximately $2.6 million or $0.08 per fully diluted share for the six months ended October 31, 2018, a 50% decrease compared to $5.2 million or $0.17 per fully diluted share for the same period last year.
  EBITDA decreased by 39% to $5.8 million for the six months ended October 31, 2018 compared to $9.6 million for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2018, which excludes stock-based compensation expense and amortization of acquisition-related intangibles, decreased 25% to $4.6 million or $0.15 per fully diluted share, compared to $6.2 million or $0.20 per fully diluted share for the same period last year.
  Adjusted EBITDA decreased 35% to $6.7 million for the six months ended October 31, 2018 compared to $10.4 million for the six months ended October 31, 2017. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $82.7 million and no debt as of October 31, 2018. During the second quarter of fiscal 2019, the Company paid shareholder dividends of approximately $3.4 million.

“We continued to execute on key strategic initiatives during the second quarter of fiscal year 2019, including our continued momentum towards Software-as-a-Service (SaaS) subscriptions as the preferred customer engagement method, highlighted by our 46% increase in Cloud Services Annual Contract Value (ACV), which was fueled by a 64% increase in SaaS subscriptions,” said Allan Dow, president of American Software. “In August, both Logility and Demand Management were recognized as Leaders in the 2018 Gartner Magic Quadrant for Supply Chain Planning System of Record. We believe this recognition further validates our long-standing leadership in developing innovative software and services solutions that help companies of all sizes mitigate risk, increase profitability and optimize their digital supply chains.”

“We strive to make it easy for customers to gain more value from our industry-leading solutions, and our continuing development of innovative software and services to power the digital supply chain is helping our customers reach new levels of productivity,” continued Dow. “I am energized by our overall position in the supply chain solutions market and the opportunity to help our customers transform their digital supply chains, gain new insights and make better decisions faster.”

Additional highlights for the second quarter of fiscal 2019 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the second quarter include: A Nelson and Co, Aero OpCo, Amneal Pharmaceuticals, Blue Bird Body Company, Brightstar Corporation, Grupo Herdez, Jerry Leigh Entertainment, Mega Labs S.A., Mitchell International, and Rituals Cosmetics Enterprise B.V.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 10 countries: Brazil, Canada, Mexico, Netherlands, New Zealand, Panama, Commonwealth of Puerto Rico, United Kingdom, United States, and Uruguay.
  New Generation Computing, Inc., a wholly-owned subsidiary of the Company, announced that Rubie’s Costume Company, the world’s largest designer, manufacturer and distributor of Halloween costumes and accessories, implemented NGC’s fashion and apparel PLM solution. The solution provides Rubie’s a common platform with critical path management processes to ensure costumes are on time, on trend and on budget.
  NGC announced that Randa Accessories, the world’s largest men’s accessories company, has implemented Andromeda® Quality Control and Vendor Compliance solutions. Randa selected NGC’s cloud-based Andromeda platform to automate its compliance and quality control processes worldwide and set high standards across its more than 50 brands.
  Logility, Inc. invited attendees of the CSCMP EDGE 2018 Conference to join the session, “Planning Multiple Supply Chains in an Omni-Channel World,” which featured Delton Aneato of Brightstar, the world’s leading mobile services company for managing devices and accessories. The four-day global event took place at the Gaylord Opryland in Nashville, TN, September 30 – October 3, 2018.
  Logility announced the editors of Supply & Demand Chain Executive named Logility a recipient of its 2018 Supply & Demand Chain Executive Top 100. The award highlights the industry’s most successful and transformative projects of the past year and marks the 16th consecutive year Logility has been honored. This year Logility was recognized for the success that Glen Raven, a global provider of fabric–based solutions for the awning, marine, furniture, protective, military and geo–synthetics industries, achieved through its implementation of Logility Voyager Solutions™.
  Halo, Logility’s supply chain advanced analytics platform, announced that Hancocks Wine, Spirit & Beer Merchants, a leading New Zealand-based distributor and retailer, selected the Halo Forecasting and Demand Planning platform to help expand visibility through advanced analytics, increase forecast accuracy and improve service levels.
  Demand Management, Inc., a wholly-owned subsidiary of Logility, announced the company received the Manufacturing Leadership Partner Award from Frost & Sullivan’s Manufacturing Leadership Council, marking the sixth time the company was honored. The program’s distinguished panel of expert judges recognized individuals and companies across several award categories for their outstanding manufacturing achievements. Demand Management was one of only 10 solution provider companies to receive a Manufacturing Leadership Partner Award. TenCate Protective Fabrics was honored with a Supply Chain Leadership Award based on its successful supply chain initiative powered by Demand Solutions.

Company and Technology

  Logility and Demand Management announced that both companies were positioned by Gartner, Inc. in the “Leader” quadrant of the August 2018 Magic Quadrant for Supply Chain Planning System of Record. Among all vendors evaluated, Gartner positioned Demand Solutions the highest for Ability to Execute.
  Logility, in collaboration with Peerless Research Group, made available “The Keys to Creating and Leveraging Actionable Information.” The report highlights feedback from executives on the opportunities, challenges and use of advanced analytics across their supply chains.
  Logility invited attendees of the 2018 Georgia Manufacturing Summit to attend the session, “Trends to Track in the Supply Chain,” featuring Karin Bursa of Logility. The summit was located at the Cobb Galleria Center in Atlanta, GA, and took place October 10, 2018.
  Logility invited supply chain and retail planning professionals to the webcast, “Long Live Retail – Highlights from BRP’s Annual Merchandise Planning Research.” This live event discussed findings following a survey of more than 500 executives from today’s top retailers. An on-demand replay of the webcast is available at https://www.logility.com/webcast/highlights-from-brps-annual-merchandise-planning-research.
  Logility and Demand Management were both recognized as Great Supply Chain Partners by the readers of SupplyChainBrain. The award is based on a survey of supply chain professionals who were asked to select a solution or service provider that made a noteworthy impact on their company’s efficiency, profitability and overall supply chain performance. The 2018 recognition marked the 13th year Logility was named and the 11th year Demand Management received the award.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, delivers innovative demand-driven supply chain management and advanced retail planning platforms backed by more than 45 years of industry expertise. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large and Fortune 500 companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company, Verizon Wireless and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Halo Business Intelligence, a division of Logility, is an advanced analytics software provider leveraging an innovative blend of artificial intelligence and machine learning technology to drive greater supply chain performance. Halo customers include Aaron’s, Leatherman Tool Group and SweetWater Brewing. New Generation Computing, Inc., a wholly-owned subsidiary of American Software, is a leading provider of cloud-based supply chain and product lifecycle management solutions for brands, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, and Swatfame. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, and income tax (benefit)/expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measures appears in the accompanying financial tables.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

American Software® is a registered trademark of American Software, Inc. Logility® is a registered trademark and Logility Voyager Solutions™ is a trademark of Logility, Inc.; Demand Solutions® is a registered trademark of Demand Management, Inc.; and New Generation Computing® and Andromeda® are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered marks, trademarks or service marks of their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
Revenues:
License fees	$2,012	$2,449	(18%)	$3,714	$6,464	(43%)
Subscription fees	3,341	2,041	64%	6,509	3,660	78%
Professional services & other	11,056	11,008	0%	22,064	21,431	3%
Maintenance	11,624	10,839	7%	23,145	21,667	7%
Total Revenues	28,033	26,337	6%	55,432	53,222	4%

Cost of Revenues:
License fees	1,760	1,651	7%	3,474	2,965	17%
Subscription services	1,288	903	43%	2,356	1,751	35%
Professional services & other	8,104	7,489	8%	16,771	14,761	14%
Maintenance	2,214	2,288	(3%)	4,412	4,515	(2%)
Total Cost of Revenues	13,366	12,331	8%	27,013	23,992	13%
Gross Margin	14,667	14,006	5%	28,419	29,230	(3%)
Operating expenses:
Research and development	4,536	3,973	14%	9,095	7,768	17%
Less: capitalized development	(1,204)	(1,330)	(9%)	(2,088)	(2,617)	(20%)
Sales and marketing	5,304	4,437	20%	10,484	9,670	8%
General and administrative	4,408	3,616	22%	8,601	7,131	21%
Provision for doubtful accounts	-	-	-	-	24	nm
Amortization of acquisition-related intangibles	97	68	43%	194	391	(50%)

Total Operating Expenses	13,141	10,764	22%	26,286	22,367	18%
Operating Earnings	1,526	3,242	(53%)	2,133	6,863	(69%)
Interest (Expense)/Income & Other, Net	(190)	676	(128%)	563	1,275	(56%)
Earnings Before Income Taxes	1,336	3,918	(66%)	2,696	8,138	(67%)
Income Tax Expense	93	1,438	(94%)	68	2,933	(98%)
Net Earnings	$1,243	$2,480	(50%)	$2,628	$5,205	(50%)
Earnings per common share: (1)
Basic	$0.04	$0.08	(50%)	$0.09	$0.17	(47%)
Diluted	$0.04	$0.08	(50%)	$0.08	$0.17	(53%)

Weighted average number of common shares outstanding:
Basic	30,926	29,906		30,825	29,788
Diluted	31,477	30,229		31,412	30,110

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$1,243	$2,480	(50%)	$2,628	$5,205	(50%)
Income Tax Expense	93	1,438	(94%)	68	2,933	(98%)
Interest (Expense)/Income & Other, Net	190	(676)	(128%)	(563)	(1,275)	(56%)
Amortization of intangibles	1,742	1,201	45%	3,392	2,466	38%
Depreciation	171	120	43%	319	239	33%
EBITDA (earnings before interest, taxes, depreciation and amortization)	3,439	4,563	(25%)	5,844	9,568	(39%)

Stock-based compensation	442	477	(7%)	840	793	6%
Adjusted EBITDA	$3,881	$5,040	(23%)	$6,684	$10,361	(35%)

EBITDA, as a percentage of revenues	12%	17%		11%	18%

Adjusted EBITDA, as a percentage of revenues	14%	19%		12%	19%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2018	2017	Pct Chg.	2018	2017	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$1,243	$2,480	(50%)	$2,628	$5,205	(50%)
Amortization of acquisition-related intangibles (2)	555	196	183%	1,164	450	159%
Stock-based compensation (2)	411	302	36%	819	508	61%
Adjusted Net Earnings	$2,209	$2,978	(26%)	$4,611	$6,163	(25%)

Adjusted non-GAAP diluted earnings per share	$0.07	$0.10	(30%)	$0.15	$0.20	(25%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.04 and $0.09 for the three and six months ended October 31, 2018, respectively. Diluted per share for Class B shares under the two-class method are $0.08 and $0.17 for the three and six months ended October 31, 2017, respectively.

(2) - Tax affected using the effective tax rate for the three and six month periods ended October 31, 2018 and 2017.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	October 31,	April 30,
	2018	2018

Cash and Cash Equivalents	$50,933	$52,794
Short-term Investments	29,816	26,121
Accounts Receivable:
Billed	17,427	18,643
Unbilled	3,104	3,375
Total Accounts Receivable, net	20,531	22,018
Prepaids & Other	6,568	6,592
Current Assets	107,848	107,525

Investments - Non-current	1,925	8,893

PP&E, net	3,609	3,034
Capitalized Software, net	9,618	9,728
Goodwill	25,888	25,888
Other Intangibles, net	3,926	5,120
Other Non-current Assets	3,776	2,777
Total Assets	$156,590	$162,965

Accounts Payable	$1,475	$1,974
Accrued Compensation and Related costs	2,829	6,310
Dividend Payable	3,405	3,367
Other Current Liabilities	1,362	1,246
Deferred Revenues - Current	29,395	33,226
Current Liabilities	38,466	46,123

Deferred Revenues - Non-current	-	147
Deferred Tax Liability - Non-current	2,929	2,615
Other Long-term Liabilities	1,107	1,496
Long-term Liabilities	4,036	4,258

Total Liabilities	42,502	50,381

Shareholders' Equity	114,088	112,584

Total Liabilities & Shareholders' Equity	$156,590	$162,965

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Six Months Ended
	October 31,
	2018	2017

Net cash provided by operating activities	$4,802	$520

Capitalized computer software development costs	(2,088)	(2,617)
Purchases of property and equipment, net of disposals	(894)	(212)

Net cash used in investing activities	(2,982)	(2,829)

Dividends paid	(6,767)	(6,529)
Proceeds from exercise of stock options	3,086	4,079

Net cash used in financing activities	(3,681)	(2,450)

Net change in cash and cash equivalents	(1,861)	(4,759)
Cash and cash equivalents at beginning of period	52,794	66,001

Cash and cash equivalents at end of period	$50,933	$61,242

CONTACT:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477